EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of July 29, 2016 by and among HEALTHCARE REALTY TRUST INCORPORATED, a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Credit Agreement dated as of October 14, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)The Credit Agreement is amended by adding the following definitions to Section 1.01 thereof in the appropriate alphabetical location:

“Anti-Terrorism Laws” has the meaning given that term in Section 5.22.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Co-Syndication Agents” means JPMorgan Chase Bank, U.S. Bank and PNC Bank.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Joint Book Runners” means WFS and JPMorgan Chase Bank in their capacities as joint book runners.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., together with its successors.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds an amount equal to 10.0% of consolidated total assets as of the last day of the most recently ended fiscal quarter prior to the consummation of such acquisition of the Borrower for which financial statements are publicly available.

“PNC Bank” means PNC Bank, National Association, together with its successors.

“PNCCM” means PNC Capital Markets LLC, together with its successors, or an affiliate selected by it in its sole discretion.

“Swing Line Availability” has the meaning given to that term in Section 2.01(c).

“Third Amendment Date” means July 29, 2016.

“Trading with the Enemy Act” has the meaning given to that term in Section 5.22.

“U.S. Bank” means U.S. Bank National Association, together with its successors.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)The Credit Agreement is further amended by restating the following definitions contained in Section 1.01 thereof in their entirety as follows:

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Debt Rating:

Pricing Level	Debt Ratings (or their equivalents)	Loans that are Eurodollar Rate Loans, Base Rate Loans and Letter of Credit Fees	Facility Fee
1	A-/A3 or better	0.825%	0.125%
2	BBB+/Baa1	0.90%	0.15%
3	BBB/Baa2	1.00%	0.20%
4	BBB-/Baa3	1.20%	0.25%
5	BB+/Ba1 and below	1.55%	0.30%

The Borrower will maintain a Debt Rating at all times with at least two (2) Ratings Services, and the Borrower may, at its option, obtain a third Debt Rating from another Ratings Service. The applicable Pricing Level will be determined by reference to the Debt Ratings; provided that:

(a)    if Debt Ratings are provided by two (2) Ratings Services and the Debt Ratings by the Rating Services indicate different Pricing Levels, then (A) if they are only one level apart, the applicable Pricing Level shall be determined by reference to the higher or better Debt Rating and shall be set at the Pricing Level indicated thereby, and (B) if they are more than one level apart, the applicable Pricing Level shall be determined by reference to the lower (or worse) Debt Rating and shall be set at one Pricing Level above the Pricing Level that would be indicated by the lower Debt Rating (e.g., if the Debt Rating by one of the Rating Services is A- and the Debt Rating by another of the Rating Services is Baa3, the Applicable Percentage would be set at Pricing Level 3),

(b)    if Debt Ratings are provided by three (3) or more Ratings Services acceptable to the Administrative Agent and the Debt Ratings indicate different Pricing Levels, then the applicable Pricing Level shall be determined by reference to the lower of the two (2) highest (or best) Debt Ratings and shall be set at the Pricing Level indicated thereby, and

(c)    if a Debt Rating is not provided by at least two (2) Ratings Services, or if no Debt Rating is available, then the Applicable Percentage shall be Pricing Level 5.

The Applicable Percentage shall be determined and adjusted on the first Business Day following the date of any change in the Debt Rating. Adjustments in the Applicable Percentage shall be effective as to all Extensions of Credit, existing and prospective, from the date of adjustment. Determinations by the Administrative Agent of the applicable Pricing Level shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.

“Arrangers” means WFS, JPMorgan Chase Bank (or any Affiliate of JPMorgan Chase Bank designated by it), U.S. Bank and PNCCM in their capacities as joint lead arrangers.

“Consolidated Unencumbered Realty” means, for the Consolidated Group, the book value of all realty (prior to deduction for accumulated depreciation) minus the book value of real property (prior to deduction for accumulated depreciation) which is subject to mortgage Liens described in clause (c) of Section 6.07 or mortgage Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted hereunder secured by a mortgage Lien initially permitted under clause (c) of Section 6.07. To the extent that the aggregate amount of Consolidated Unencumbered Realty attributable to the following would exceed 15.0% of Consolidated Unencumbered Realty, such excess shall be excluded: (a) construction projects; (b) unimproved real estate; (c) realty owned or leased by a Subsidiary that is not a Wholly Owned Subsidiary (other than realty owned or leased by a Subsidiary that is not a Wholly Owned Subsidiary but for which the Borrower exclusively controls, directly or indirectly, the sale and financing of such realty); and (d) realty not located in the United States of America.

“Defaulting Lender” means, subject to Section 2.14(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(f)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in the Eurodollar Rate on the date on which such change in such maximum rate becomes effective. If the Eurodollar Rate determined as provided above would be less than zero, the Eurodollar Rate shall be deemed to be zero.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“L/C Issuer” means each of Wells Fargo, JPMorgan Chase Bank, U.S. Bank and PNC Bank, in its capacity as an issuer of Letters of Credit pursuant to Section 2.01(b). Any reference to “the L/C Issuer” herein shall be deemed to refer to each L/C Issuer, any L/C Issuer, the applicable L/C Issuer or all L/C Issuers, as the context may require.

“Revolving Termination Date” means July 29, 2020, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.15.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned Country or (d) any Person Owned or Controlled by any Person, Persons or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

(c)The Credit Agreement is further amended by deleting the definition of “Equity Transaction” contained in Section 1.01 thereof in its entirety and “Syndication Agent” contained in the preamble thereof in its entirety.

(d)The Credit Agreement is further amended by restating Section 2.01(b) thereof in its entirety as follows:

(b)    Letters of Credit. During the Commitment Period, (i) each L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of the Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) each Lender irrevocably and unconditionally agrees to purchase from each L/C Issuer a participation interest in the Letters of Credit issued by such L/C Issuer hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed NINETY MILLION DOLLARS ($90,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “L/C Committed Amount”), (B) an L/C Issuer shall not be obligated to issue a Letter of Credit if, after giving effect to such issuance, the aggregate stated amount of the outstanding Letters of Credit issued by such L/C Issuer would exceed the lesser of (x) 25% of the L/C Committed Amount and (y) the Revolving Commitment of such L/C Issuer in its capacity as Lender, (C) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (D) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(e)The Credit Agreement is further amended by restating Section 2.01(c) thereof in its entirety as follows:

(c)    Swing Line Loans. During the Commitment Period, the Swing Line Lender agrees, subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth herein, to make revolving credit loans (the “Swing

Line Loans”) to the Borrower on any Business Day; provided that (i) the aggregate principal amount of Swing Line Loans shall not exceed the lesser of (such lesser amount being referred to as the “Swing Line Availability”) (x) SEVENTY MILLION DOLLARS ($70,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Swing Line Committed Amount”), and (y) the Revolving Commitment of the Swing Line Lender in its capacity as a Lender minus the outstanding principal amount of the Revolving Loans owing to the Swing Line Lender in its capacity as a Lender, (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, (iii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount, and (iv) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Swing Line Loans shall be comprised solely of Loans bearing interest based on the Base Rate or such other rate as may be agreed, in each case as provided in Section 2.08(a)(iii), and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof. No Swing Line Loan shall remain outstanding for longer than ten (10) Business Days.

(f)The Credit Agreement is further amended by restating the second sentence of Section 2.02(a) thereof in its entirety as follows:

Each such notice must be received by the Administrative Agent not later than (i) with respect to Eurodollar Rate Loans, 1:00 p.m. three (3) Business Days prior to, or (ii) with respect to Base Rate Loans, 10:00 a.m. on, the requested date of any Borrowing, conversion or continuation of Loans.

(g)The Credit Agreement is further amended by restating the second sentence of Section 2.02(b) thereof in its entirety as follows:

Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) with respect to Eurodollar Rate Loans, 3:00 p.m. and (ii) with respect to Base Rate Loans, 4:00 p.m., on the Business Day specified in the applicable Loan Notice.

(h)The Credit Agreement is further amended by restating Section 2.02(e) thereof in its entirety as follows:

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to Revolving Loans.

(i)The Credit Agreement is further amended by restating Section 2.03 thereof in its entirety as follows:

2.03    Additional Provisions with respect to Letters of Credit.

(a)    Obligation to Issue or Amend.

(i)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(B)    such Letter of Credit is in an initial amount less than $500,000 or is to be denominated in a currency other than Dollars.

(ii)    No L/C Issuer shall issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;

(B)    the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless such L/C Issuer shall have approved such expiry date as provided in, and subject to Section 2.03(b)(iii);

(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date as provided in, and subject to, Section 2.03(a)(v) and Section 2.03(l);

(D)    one or more applicable conditions contained in Section 4.02 shall not then be satisfied and such L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one (1) Business Day prior to the requested date of issuance of such Letter of Credit;

(E)    the Revolving Commitments have been terminated pursuant to Section 7.01; or

(F)    such Letter of Credit is to be denominated in a currency other than Dollars;

(iii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if:

(A)    such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)    the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)    No L/C Issuer shall amend any Letter of Credit if:

(A)    one or more applicable conditions contained in Section 4.02 shall not then be satisfied and such L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one (1) Business Day prior to the requested date of amendment of such Letter of Credit;

(B)    the Revolving Commitments have been terminated pursuant to Section 7.01; or

(C)    assuming such amended Letter of Credit were then being requested, one or more of the conditions contained in Section 2.03(a)(ii) shall then exist and would prohibit the issuance of such amended Letter of Credit.

(v)    Notwithstanding the immediately preceding clause (ii)(C), the expiry date of a Letter of Credit may occur after the Letter of Credit Expiration Date so long as the applicable L/C Issuer and all of the Lenders have approved such later expiry date (in which case, such Letter of Credit shall be an “Extended Letter of Credit”), it being acknowledged and agreed that each such Extended Letter of Credit shall be Cash Collateralized in accordance with Section 2.03(l).

(b)    Procedures for Issuance and Amendment.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower and delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage of such Letter of Credit.

(iii)    If the Borrower so requests in the applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or with respect to an Extended Letter of Credit, the expiry date set forth in such Extended Letter of Credit); provided that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)    After delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will deliver to the Borrower or the Administrative Agent a true and complete copy of such Letter of Credit or amendment upon request.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 4.02. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any Cash Collateral being delivered in respect of an Extended Letter of Credit, (B) any set‑off, counterclaim, recoupment, defense or other right that such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (C) the occurrence or continuance of a Default or Event of Default, (D) non-compliance with the conditions set forth in Section 4.02, or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, set‑off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that a court of competent jurisdiction in a final, non-appealable judgment, determines were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)    Cash Collateral. (i) If the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately provide Cash Collateral in the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Wells Fargo.

(h)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i)    Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.09.

(j)    Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)    Extended Letters of Credit. The Borrower shall provide Cash Collateral (in an amount equal to the amount of each Extended Letter of Credit, calculated in accordance with Section 1.07) to the applicable L/C Issuer with respect to each Extended Letter of Credit issued by such L/C Issuer by the date 30 days prior to the Revolving Termination Date; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the amount of each such Letter of Credit, calculated in accordance with Section 1.07), which shall be reimbursed (or participations therein funded) in accordance with Section 2.03(c), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. If the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, each Lender confirms that its obligations under Section 2.03(c) shall remain in full force and effect.
(j)The Credit Agreement is further amended by restating Section 2.06(b) in its entirety as follows:

(b)    Mandatory Prepayments on Revolving Obligations. If at any time (i) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount or (iii) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Availability, the Borrower shall immediately prepay the Revolving Loans and/or provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that Cash Collateral will not be provided to the L/C Obligations hereunder until the Revolving Loans and Swing Line Loans have been paid to or below the Aggregate Revolving Committed Amount or the Swing Line Availability, as the case may be.

(k)The Credit Agreement is further amended by restating Section 2.14(d) thereof in its entirety as follows:

(d)    Reallocation of Participation to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(l)The Credit Agreement is further amended by adding the following subsection (g) to the end of Section 3.01:

(g)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Third Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(m)The Credit Agreement is further amended by restating Section 3.06(b) thereof in its entirety as follows:

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender becomes a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 9.15.

(n)The Credit Agreement is further amended by restating Section 5.22 thereof in its entirety as follows:

5.22    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws.

None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower, its Subsidiaries and their respective officers and employees and its directors and agents, are in compliance with Anti‑Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees is (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(o)The Credit Agreement is further amended by restating Section 6.04 thereof in its entirety as follows:

6.04    Conduct of Business and Maintenance of Existence.

Except as contemplated otherwise by the Investment Policy, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and each of its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective organizational existences and, with respect to the Borrower, its jurisdiction of organization shall remain in the United

States (except with the written consent of the Administrative Agent and each Lender) and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a Material Adverse Effect; provided that nothing in this Section 6.04 shall prohibit (a) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Wholly Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and a responsible officer of the Borrower shall deliver to the Administrative Agent an officer’s certificate representing that after giving effect to the transaction (i) the Borrower is in compliance with the terms of the Credit Agreement on a pro forma basis and (ii) no Default or Event of Default shall then exist, or (b) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the Borrower in good faith determines that such termination is in the best interest of the Borrower or such Subsidiary, as the case may be, and is not materially disadvantageous to the Lenders.

(p)The Credit Agreement is further amended by restating Section 6.12 thereof in its entirety as follows:

6.12    Use of Proceeds.

The Extensions of Credit hereunder will be used (a) to refinance existing indebtedness for borrowed money, including Indebtedness under the Existing Credit Agreement, (b) to finance the acquisition and development of healthcare real estate properties by the Borrower and its Subsidiaries, and (c) to finance the general corporate purposes of the Borrower and its Subsidiaries. No proceeds of any Loan will be used (x) to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of Regulations U, T or X, (y) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Terrorism Laws or (z) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

(q)The Credit Agreement is further amended by restating Section 6.16 thereof in its entirety as follows:

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60%, (ii) such ratio does not exceed 60% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso more than one time during the term of this Agreement and (iv) such ratio is not greater than 65% at any time.

(b)    Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time to be greater than 30%; provided, however, that if such amount is greater than 30% but is not greater than 40%, then the Borrower shall be deemed to be in compliance with this subsection (b) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 30%, (ii) such ratio does not exceed 30% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (b) in reliance on this proviso more than one time during the term of this Agreement and (iv) such ratio is not greater than 40% at any time.

(c)    Consolidated Unencumbered Leverage Ratio. Permit the Consolidated Unencumbered Leverage Ratio at any time to be greater than 60%; provided, however, that if such ratio is greater than 60% but is not greater than 65%, then the Borrower shall be deemed to be in compliance with this subsection (c) so long as (i) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60%, (ii) such ratio does not exceed 60% at any time after the fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (c) in reliance on this proviso more than one time during the term of this Agreement and (iv) such ratio is not greater than 65% at any time.

(d)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.50:1.0.

(e)    Consolidated Unsecured Coverage Ratio. Permit the Consolidated Unsecured Coverage Ratio as of the end of any fiscal quarter to be less than 1.75:1.0.

(f)    [Reserved].

(r)The Credit Agreement is further amended by restating the first sentence of Section 8.08 thereof in its entirety as follows:

Each of the Arrangers, the Co-Syndication Agents and the Joint Book Runners (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.

(s)The Credit Agreement is further amended by adding the following new Section 9.23 at the end of Article IX thereof:

9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by applicable law, each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could be reasonably be expected to be asserted against such Lender).

(t)The Credit Agreement is further amended by deleting Schedules 2.01, 5.06 and 5.07 attached thereto in their entirety and substituting in lieu thereof Schedules 2.01, 5.06 and 5.07 attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and each of the Required Lenders;

(b)    replacement Revolving Notes duly executed by the Borrower payable to each Lender that requests a Revolving Note in the original principal amount of such Lender’s Revolving Committed Amount as set forth on Schedule 2.01 attached hereto;

(c)    a certificate of the Borrower, signed on behalf of the Borrower by the Borrower’s chief executive officer or chief financial officer, certifying that, (i) since December 31, 2015, there has not been a material adverse change in the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole or in the facts and information regarding such entities as represented to date, nor has there been a downgrade of the Borrower’s credit rating of two or more notches, and (ii) there is no action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (x) to materially and adversely affect the Borrower or its subsidiaries, or (y) to affect any transaction contemplated the Credit Agreement or the ability of the Borrower and its subsidiaries or any other obligor under the guarantees to perform their respective obligations under the Credit Agreement.

(d)    the Borrower’s financial statements for the period ending March 31, 2016 included in the Borrower’s Form 10-Q filed with the SEC;

(e)    evidence that all fees and expenses due and payable to the Administrative Agent, any of the Lenders and any of their respective Affiliates have been paid; and

(f)    such other documents, agreements and instruments as the Administrative Agent may reasonably request.

Section 3. Allocations. The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”), the outstanding Revolving Loans and the participation interests of the Lenders in any outstanding Letters of Credit and Swing Line Loans shall be allocated among the Lenders in accordance with their respective Revolving Commitment Percentages calculated based on the Revolving Commitments of the Lenders set forth on Schedule 2.01 attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Lender whose Post-Amendment Commitment Percentage exceeds the amount of such Lender’s Revolving Commitment Percentage immediately prior to the effectiveness of this Amendment and any Lender providing a new Commitment shall make a Revolving Loan in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available (a) to each Lender whose Post-Amendment Commitment Percentage is less than the amount of such Lender’s Revolving Commitment Percentage immediately prior to the effectiveness of this Amendment as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date and (b) to the Exiting Lenders (as defined below) as is necessary to repay in full the Revolving Loans owing to such Exiting Lenders. The parties hereto confirm that the aggregate outstanding principal amount of the Revolving Loans immediately prior to the Amendment Effective Date is equal to the aggregate outstanding principal amount of the Revolving Loans immediately after giving effect to the Amendment. Except for any Revolving Notes to be provided to the Lenders in the principal amount of their respective Revolving Commitments, no other documents, instruments or fees (other than fees set forth in Section 2(e) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

Goldman Sachs Bank USA, as a new Lender under the Credit Agreement on the Amendment Effective Date, hereby agrees to provide a new Revolving Commitment in the amount set forth on Schedule 2.01 attached hereto. On the Amendment Effective Date, Goldman Sachs Bank USA agrees to become and shall be deemed a Lender for all purposes of the Credit Agreement, and each reference to the Lenders in the Credit Agreement shall be deemed to include Goldman Sachs Bank USA. Goldman Sachs Bank USA hereby appoints Wells Fargo Bank, National Association as the Administrative Agent and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and other Credit Documents as are delegated to the Administrative Agent by the terms thereof.

On the Amendment Effective Date, the Revolving Commitments of each of Regions Bank and Royal Bank of Canada (each, an “Exiting Lender”) shall be terminated, all outstanding amounts due under the Credit Agreement and the other Credit Documents to the Exiting Lenders on the Amendment Effective Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under the Credit Agreement.

The Administrative Agent, the Borrower and each Lender confirms the amount of each such Lender’s Revolving Commitment as set forth on Schedule 2.01 attached hereto.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Corporate and Governmental Authorization; No Contravention. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations hereunder and under the Credit Agreement as amended by this Amendment are within the corporate power of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official or other Person (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organization Documents of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower other than Liens created pursuant to the Credit Documents.

(b)    Binding Effect. This Amendment and the Credit Agreement as amended by this Amendment constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement as amended by this Amendment and the other Credit Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Credit Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Credit Document.

Section 7. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT TAKING INTO ACCOUNT CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

Section 10. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Credit Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Credit Document.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit Agreement to be executed as of the date first above written.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ B. Douglas Whitman, II
Name:	B. Douglas Whitman, II
Title:	Executive Vice President, Corporate Finance

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Credit Agreement for Healthcare Realty Trust Incorporated]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an L/C Issuer, the Swing Line Lender and as a Lender
By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and an L/C Issuer
By:	/s/ Chiara Carter
Name:	Chiara Carter
Title:	Executive Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer
By:	/s/ Eric W. Staton
Name:	Eric W. Staton
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender and an L/C Issuer
By:	/s/ Lori Y. Jensen
Name:	Lori Y. Jensen
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Yinghua Zhang
Name:	Yinghau Zhang
Title:	Director

BANK OF MONTREAL, as a Lender
By:	/s/ Gwendolyn Gatz
Name:	Gwendolyn Gatz
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ Mauricio Saishio
Name:	Mauricio Saishio
Title:	Director

BARCLAYS BANK PLC, as a Lender
By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By:	/s/ Mark Koneval
Name:	Mark Koneval
Title:	Managing Director

By:	/s/ Alistair Anderson
Name:	Alistair Anderson
Title:	Vice President

GOLDMAN SACHS BANK USA, as a Lender
By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

FIFTH THIRD BANK, as a Lender
By:	/s/ Vera B. McEvoy
Name:	Vera B. McEvoy
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ Brad Bowen
Name:	Brad Bowen
Title:	Vice President

FIRST TENNESSEE BANK, N.A., as a Lender
By:	/s/ Cathy Wind
Name:	Cathy Wind
Title:	Senior Vice President

PINNACLE BANK, as a Lender
By:	/s/ Todd Carter
Name:	Todd Carter
Title:	Senior Vice President

SCHEDULE 2.01

LENDERS AND COMMITMENTS

Lender	Revolving Committed Amount	Revolving Commitment Percentage
Wells Fargo Bank, National Association	$70,000,000.00	10.000000%
JPMorgan Chase Bank, N.A.	$70,000,000.00	10.000000%
PNC Bank, National Association	$65,000,000.00	9.2857144%
U.S. Bank National Association	$65,000,000.00	9.2857144%
Bank of America, N.A.	$50,000,000.00	7.1428571%
Bank of Montreal	$50,000,000.00	7.1428571%
Bank of Nova Scotia	$50,000,000.00	7.1428571%
Barclays Bank PLC	$50,000,000.00	7.1428571%
Credit Agricole Corporate and Investment Bank	$50,000,000.00	7.1428571%
Goldman Sachs Bank USA	$50,000,000.00	7.1428571%
Fifth Third Bank	$47,000,000.00	6.7142857%
Branch Banking & Trust Company	$38,000,000.00	5.4285714%
First Tennessee Bank, N.A.	$25,000,000.00	3.5714286%
Pinnacle Bank	20,000.000.00	2.8571429%
Total:	$700,000,000.00	100.000000000%

Schedule 2.01 - 1

SCHEDULE 5.06

ENVIRONMENTAL MATTERS

During 2015, the Borrower acquired a medical office building in Tacoma, Washington. During the due diligence period, the Borrower identified a specific area of the property that contains soils with above-tolerance levels of tetrachloroethylene (a dry cleaning solvent commonly known as perc) and obtained a satisfactory purchase price reduction and recorded a $1,200,000 liability upon acquisition. Remediation efforts are underway.

Schedule 5.06 - 1

SCHEDULE 5.07

MATERIAL SUBSIDIARIES AND SPECIFIED AFFILIATES1)

Schedule 5.07 - 1

Entity Name	Jurisdiction of Organization	Ownership(2)
HRT Properties of Texas, Ltd.	TX	Healthcare Acquisition of Texas, Inc.
HR Acquisition of San Antonio, Ltd.	AL	Healthcare Acquisition of Texas, Inc.
HRT of Tennessee, LLC	TN	Healthcare Realty Trust Incorporated
HR Acquisition I Corporation	MD	Healthcare Realty Trust Incorporated
HR of Carolinas, LLC	DE	HR Carolinas Holdings, LLC
HR of Indiana, LLC	DE	HRT of Delaware, Inc.
HR of Iowa, LLC	DE	Healthcare Realty Trust Incorporated
HR Assets, LLC	DE	Healthcare Realty Trust Incorporated
Lakewood MOB, LLC	DE	HR of Iowa, LLC
HRT of Illinois, Inc.	DE	Healthcare Realty Trust Incorporated
HR-Pima, LLC	DE	Healthcare Realty Trust Incorporated
HR Acquisition of Pennsylvania, Inc.	PA	HR Acquisition I Corporation
HRT of Roanoke, Inc.	VA	Healthcare Realty Trust Incorporated
HR St. Francis MOB I SPE, LLC	DE	HR Richmond Manager, LLC
HR First Hill Medical Building SPE, LLC	DE	HR First Hill Holdings, LLC
HR St. Mary's MOB South SPE, LLC	DE	HR Richmond Manager, LLC
HR 601 Broadway Unit A, LLC	TN	Healthcare Realty Trust Incorporated
HR St. Mary's MOB NW SPE, LLC	DE	HR Richmond Manager, LLC
HR Three Tree, LLC	DE	HR Assets, LLC (99%) and HR Acquisition I Corporation (1%)
HR Fridley, LLC	MN	Healthcare Realty Trust Incorporated
HR Lowry Medical Center SPE, LLC	DE	Healthcare Realty Trust Incorporated
HRP MAC III, LLC	DE	HR MAC II, LLC
HR Summit Crossing SPE, LLC	DE	Healthcare Realty Trust Incorporated
HR West Des Moines SPE, LLC	DE	Healthcare Realty Trust Incorporated
Clive Wellness Campus Building One, LLC	DE	HR LADCO Holdings, LLC
HR MAC II, LLC	DE	Healthcare Realty Trust Incorporated

Schedule 5.07 - 2

(1)    There are no Specified Affiliates.

(2)	The subsidiaries listed under the Ownership column but not under the Material Subsidiary column do not directly own real estate assets meeting the Individual Subsidiary Test.

Schedule 5.07 - 3